Exhibit 99.1

NEWS RELEASE	Media Contact:
Robin J. Lampe, Protection One
Phone: 785.856.9350

Investor Contact:
Darius G. Nevin, Protection One
Phone: 785.856.9368

PROTECTION ONE ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2006 RESULTS

Company completes eventful year including growth in total RMR, special dividend, merger agreement with IASG

Company to conduct conference call to review results today at 10 a.m. Eastern Time

LAWRENCE, Kan., March 16, 2007 — Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported financial results for the fourth quarter and full year ended December 31, 2006.

Richard Ginsburg, Protection One’s President and CEO, commented, “I am pleased to report our first year-over-year increase in total RMR (recurring monthly revenue) in seven years.  We ended the year with $20.0 million of RMR by increasing retail additions by 10.7% while reducing retail cancels by 2.0% on a bigger average RMR base.   I believe we are well positioned to consummate a merger with Integrated Alarm Services Group early in April and to tackle the related challenges of reducing costs, increasing RMR additions, lowering attrition and upgrading critical systems.  We look forward to an exciting year.”

Fourth Quarter 2006 Results

Higher average RMR in the fourth quarter of 2006 allowed the Company to record monitoring and related services revenues of $61.9 million, an increase of nearly 1% from $61.3 million recorded in the fourth quarter of 2005.  Results in the fourth quarter of 2005 were adversely affected by Hurricane Katrina.

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Total revenues in the fourth quarter of 2006 were $69.1 million compared to $66.5 million in the fourth quarter of 2005, an increase of 3.9%.   Modestly more sales activity and an increase in amortization of previously deferred revenues contributed to the improvement.

Net loss in the fourth quarter of 2006 was $(4.7) million, or $(0.26) per share, compared to $(2.2) million, or $(0.13) million per share, in the fourth quarter of 2005, in part due to an increase in net interest expense of $1.8 million and an increase in tax expense of $0.4 million.

The weighted average number of outstanding shares was 18,239,953 in the fourth quarter of 2006, compared to 18,198,571 in the fourth quarter of 2005.

Fiscal Year 2006 Results

Monitoring and related services revenues were $247.4 million for the year ended December 31, 2006, $26.5 million in the 39-day period commencing January 1, 2005, and ending with and including February 8, 2005 (the “pre-push down period”), and $219.5 million in the 326-day period beginning after that date and ending on December 31, 2005, utilizing the new basis of accounting (the “post-push down period”).  [See “Push-Down Accounting in 2005” below for an explanation of why the Company adopted push-down accounting in 2005 and a description of the impact of push-down accounting on the Company’s financial statements.]

Total revenues were $270.6 million in 2006 and, in the pre- and post-push down periods of 2005 were $28.5 million and $234.5 million, respectively.

Net loss was $(17.4) million, or $(0.95) per share, in fiscal 2006.  In the pre- and post-push down periods in 2005, the net loss was $(11.4) million, or $(5.80) per share, and $(15.6) million, or $(0.86) per share, respectively.

The weighted average number of outstanding shares was 18,233,221 in 2006, 18,198,571 in the post-push down period and 1,965,654 in the pre-push down period.

Recurring Monthly Revenue

As of December 31, 2006, recurring monthly revenue (RMR) was $20.0 million compared to $19.9 million as of December 31, 2005.  This RMR growth arises from increasing internally generated retail RMR additions while maintaining and even reducing retail RMR cancellations through a heightened focus on customer care.  In the fourth quarter of 2006, the Company’s Protection One Monitoring reporting unit added approximately $0.5 million of retail RMR through internal sales efforts, 9.2% more than it added in the fourth quarter of 2005.  In fiscal 2006, the Protection One Monitoring reporting unit added approximately $2.1 million of retail RMR through internal sales efforts, 10.7% more than it added in 2005.  See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

Excluding the benefit of move-in accounts (new residents in locations with pre-existing Company alarm systems), the customer attrition rate on a trailing 12 months basis ending December 31 for the Protection One Monitoring reporting unit (excluding wholesale accounts and losses from Hurricane Katrina) decreased to 12.3% in 2006 from 12.8% in 2005.  Attrition results in 2006 have benefited from fewer cancellations from moves as the housing market has slowed.  Attrition in 2005 was affected by a higher level of cancellations in the Company’s southeast region, some of which may be attributable to the residual effects throughout the region of heightened tropical storm activity.

Including the benefit of move-in accounts, the customer attrition rate on a trailing 12 months basis ending December 31 for the Protection One Monitoring reporting unit (excluding wholesale accounts and losses from Hurricane Katrina) decreased to 10.1% in 2006 from 10.3% in 2005.

The Company’s Network Multifamily reporting unit reported higher attrition in 2006.  The customer attrition rate on a trailing 12 months basis ending December 31 for Network Multifamily (excluding losses from Hurricane Katrina) increased to 11.9% in 2006 from 5.9% in 2005.  More contracts reached end of term in 2006 than in 2005 and Network Multifamily’s 2006 results include an adjustment for accounts believed to be at-risk of canceling.  Prior period results did not include such an adjustment.

Adjusted EBITDA

For the fourth quarter 2006, the Company achieved adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) of $21.0 million, up slightly from $20.8 million in the same period the prior year, primarily due to growth in monitoring and service revenues in the fourth quarter of 2006 compared to the fourth quarter of 2005.

In 2006, adjusted EBITDA was $84.2 million and, in the pre- and post-push down periods in 2005 was $9.0 million and $75.9 million, respectively.  See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

Excluding debt discounts and premiums, the Company’s total debt outstanding, as of December 31, 2006, was $410.8 million, compared to $344.2 million as of December 31, 2005, reflecting the additional financing obtained through the senior secured credit facility for the purpose of paying a special cash distribution in May 2006.  The Company had $297.8 million outstanding under its senior secured credit facility as of December 31, 2006.

The Company’s cash and equivalents as of December 31, 2006, were $24.6 million compared to $19.9 million at December 31, 2005.

Push-Down Accounting in 2005

As previously reported, on February 8, 2005, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million, in exchange for 16 million shares of the Company’s common stock. The issuance of the new shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005, debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired, based on the estimated fair market values of the assets and liabilities. It is important to note that the “push-down” accounting adjustments did not impact cash flows.

Some results in 2006 may not be comparable to results achieved in 2005 due to the impact of the changes resulting from the push-down accounting adjustments described above.  Therefore, the income statement presentation of the Company’s results for the 12 months ended December 31, 2005, accompanying this release and to be included in the Company’s Form 10-K for the annual period ended December 31, 2006, (and in subsequent filings) separates the Company’s 2005 results into two periods:  (1) the 39-day period commencing January 1, 2005, and ending with and including the February 8, 2005, consummation of the debt-for-equity exchange, and (2) the 326-day period beginning after that date and ending on December 31, 2005, utilizing the new basis of accounting.

Non-GAAP Reconciliations

Adjusted EBITDA

The Company’s management uses adjusted EBITDA  in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry.  Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense; principal payments; changes in working capital needs; cash requirements for acquiring new customers, replacing certain assets that are being depreciated or amortized, or other capital expenditures; or certain event-related expenses such as change in control, debt restructuring, consolidation, employee retention or sale-related expenses.  Accordingly, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	(dollar amounts in thousands)
	2006	2005
	January 1 through December 31	February 9 through December 31	January 1 through February 8
Loss before income taxes	$(16,738)	$(15,276)	$(11,370)
Plus:
Interest expense, net	35,900	30,634	4,544
Amortization of intangibles and depreciation expense	41,667	43,742	6,638
Amortization of deferred costs in excess of amortization of deferred revenues	17,573	8,489	2,837
Amortization of stock-based compensation	1,408	—	—
Recapitalization costs (a)	4,452	—	—
Reorganization costs (b)	—	—	6,374
Corporate consolidation costs (c)	20	2,339	—
Loss on retirement of debt	—	6,657	—
Less:
Other expense (income)	(52)	(688)	(15)
Adjusted EBITDA	$84,230	$75,897	$9,008

(a)       Recapitalization costs include $1.2 million of expense to third parties related to the amendment to the bank credit facility and $3.3 million related to the make-whole payment to option holders.

(b)       Reorganization costs for 2005 include fees paid upon completion of the restructuring transactions, key employee retention plan payments and legal fees.

(c)       Corporate consolidation costs relate to the consolidation of management and other corporate functions of our Network Multifamily segment and include severance payments and accrued expenses relating to retention agreements.

	Consolidated
	Three Months Ended December 31,
	2006	2005
	(dollar amounts in thousands)
Loss before income taxes	$(4,264)	$(2,247)
Plus:
Interest expense	9,550	7,771
Amortization of intangibles and depreciation expense	10,141	11,893
Amortization of deferred costs in excess of amortization of deferred revenues	5,295	3,029
Amortization of stock-based compensation	263	—
Change in control and debt restructuring costs	—	—
Corporate consolidation costs	—	460
Less:
Loss on retirement of debt	—	—
Other (income) expense	(27)	(60)
Adjusted EBITDA	$20,958	$20,846

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenues reflected on the consolidated statements of operations (information for the period January 1, 2005 through February 8, 2005 was not considered to be material in a comparison of RMR as of fiscal year end and therefore has not been presented).

	Year ended December 31,	February 9, through December 31,
	2006	2005
	(dollar amounts in millions)
Recurring Monthly Revenue at December 31	$20.0	$19.9
Amounts excluded from RMR:
Amortization of deferred revenue	0.8	0.5
Other revenues (a)	1.9	1.9
Revenues (GAAP basis):
December	22.7	22.3
January – November, 2006	247.9	—
February 9 – November 30, 2005	—	212.2
Total period revenue	$270.6	$234.5

(a) Revenues not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast today at 10 a.m. Eastern Time to review these results. The call may be accessed by dialing (800) 811-8824 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 6050496.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until March 30, 2007. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 6050496.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States.  Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to approximately one million residential and commercial customers.  For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-Looking Statements

Certain statements in this document may contain forward-looking information regarding Protection One and IASG and the combined company after the completion of the transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified as such because the context of the statement includes words such as “believe,” “expect,” “anticipate,” “will,” “should” or other words of similar import. These statements also include, but are not limited to, the companies’ plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Protection One and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the failure of IASG’s stockholders to approve the transaction; the risk that the businesses of Protection One and IASG will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction, making it more difficult to maintain relationships with customers, management, employees or suppliers; costs and availability of alarm equipment; competition and its effect on pricing, spending, third-party relationships and revenues; social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty.

Additional risks and factors are identified in Protection One’s filings with the Securities and Exchange Commission (“SEC”), including Protection One’s Annual Report on Form 10-K for the year ended December 31, 2006, which we expect will be filed with the SEC on or before April 2, 2007. Protection One undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release.

Additional Information about the Merger

A Registration Statement on Form S-4, containing a proxy statement/prospectus relating to the proposed merger of Protection One and IASG, was declared effective by the Securities and Exchange Commission on February 13, 2007. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors are able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Protection One and IASG, without charge, at the SEC’s Web site (http://www.sec.gov). Copies of the proxy statement/prospectus can also be obtained, without charge, by directing a written request to Protection One, Inc., Attention: Corporate Secretary, 1035 N 3rd Street, Suite 101, Lawrence, KS 66044, or calling (785) 856-9368.

Protection One, IASG and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from IASG stockholders in respect of the proposed transaction. Information regarding Protection One’s directors and executive officers is available in Protection One’s information statement for its 2006 annual meeting of stockholders, as filed with the SEC on April 28, 2006, and in the proxy statement/prospectus referred to above.

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Protection One and Subsidiaries

Summary Income Statement

Unaudited

(Amounts in thousands, except per share amounts)

	2006	2005
	January 1 -	February 9 -	January 1 -
	December 31	December 31	February 8
Revenues:
Monitoring & related services	$247,370	$219,475	$26,455
Other	23,182	15,006	2,088
Total revenue	270,552	234,481	28,543

Cost of revenues:
Monitoring & related services	71,823	62,243	7,400
Other	29,564	18,816	3,314
Total cost of revenues	101,387	81,059	10,714

Selling expenses	41,003	28,856	3,989
General & administrative	62,913	57,158	8,104
Recapitalization costs	4,452	—	—
Change in control and debt restructuring costs	—	—	5,939
Corporate consolidation costs	20	2,339	—
Amortization of intangibles and depreciation expense	41,667	43,742	6,638
Total operating expenses	150,055	132,095	24,670

Operating income (loss)	19,110	21,327	(6,841)

Other income/(expense)
Interest expense, net	(35,900)	(30,634)	(4,544)
Loss on retirement of debt	—	(6,657)	—
Other	52	688	15
Loss before income taxes & extraordinary item	(16,738)	(15,276)	(11,370)
Income tax expense	(667)	(312)	(35)

Net loss	$(17,405)	$(15,588)	$(11,405)

Net loss per common share (a)	$(0.95)	$(0.86)	$(5.80)

Other Data:

Weighted average common shares outstanding (a)	18,233	18,199	1,966

(a) - gives effect to the one-for-fifty-shares reverse stock split on February 8, 2005.

Protection One and Subsidiaries

Summary Income Statement

Unaudited

(Amounts in thousands, except per share and subscriber amounts)

	Quarter Ended December 31,
	2006	2005
Revenues:
Monitoring & related services	$61,899	$61,332
Other	7,207	5,174
Total revenue	69,106	66,506

Cost of revenues:
Monitoring & related services	18,648	17,742
Other	8,776	6,107
Total cost of revenues	27,424	23,849

Selling expenses	10,946	9,205
General & administrative	15,336	15,622
Change in control and debt restructuring costs	—	—
Corporate consolidation costs	—	473
Amortization of intangibles and depreciation expense	10,141	11,893
Total operating expenses	36,423	37,193

Operating income	5,259	5,464

Other income/(expense)
Interest expense, net	(9,550)	(7,771)
Other	27	60
Loss before income taxes & extraordinary item	(4,264)	(2,247)
Income tax (expense) benefit	(431)	4

Net loss	$(4,695)	$(2,243)

Net loss per common share	$(0.26)	$(0.13)

Other Data:

End of period subscribers	994,012	1,012,797
Weighted average common shares outstanding (a)	18,240	18,199

Protection One and Subsidiaries

Summary Balance Sheet and Cash Flow Data

Unaudited

(Dollars in Thousands)

Balance Sheet Data:

	December 31,	December 31,
	2006	2005
ASSETS
Current assets	$64,647	$60,586
Restricted cash	1,900	1,597
Property and equipment, net	22,430	21,553
Customer accounts, net	200,371	232,875
Goodwill	12,160	12,160
Trade name	25,812	25,812
Deferred customer acquisition costs	105,954	73,198
Other assets	10,679	8,521
	$443,953	$436,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$69,637	$65,653
Long term debt, net of current portion	391,991	321,293
Deferred customer acquisition revenue	60,781	39,873
Deferred tax liability	251	—
Other liabilities	1,236	1,416
Total liabilities	523,896	428,235

Stockholders’ equity (deficiency in assets)	(79,943)	8,067
	$443,953	$436,302

	2006	2005
	January 1 -	February 9 -	January 1 -
	December 31	December 31	February 8
Cash Flow Data:

Net cash provided by operating activities	$49,527	$40,413	$3,710

Net cash used in investing activities	$(36,687)	$(24,151)	$(2,473)

Net cash used in financing activities	$(8,133)	$(50,134)	$—